Exhibit 8.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BOSTON BRUSSELS CHICAGO DALLAS GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES NEW YORK PALO ALTO	SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

July 2, 2015

LDK Solar CO., Ltd.

Hi-Tech Industrial Park

Xinyu City, Jiangxi Province 338032

People’s Republic of China

Ladies and Gentlemen:

We have acted as special United States federal income tax counsel to LDK Solar CO., Ltd., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the registration statement on Form F-3 ( the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”) relating to the registration by the Company of (a) 5.535% Convertible Senior Notes due 2016 (the “2016 Notes”), (b) 5.535% Convertible Senior Notes due 2018 (the “2018 Notes” and, together with the 2016 Notes, the “Notes”) and (c) ordinary shares with a par value of $0.10 per share of the Company (“Ordinary Shares”), to be represented by American depositary shares for sale pursuant to the prospectus (the “Prospectus”) included in the Registration Statement. The 2016 Notes and 2018 Notes are constituted by their respective indentures, each dated December 10, 2014 (collectively, the “Indentures”), by and between the Company as issuer and The Bank of New York Mellon, London Branch, as trustee thereunder, among other parties, and are each convertible into Ordinary Shares in accordance with their terms and the provisions of their governing Indentures.

As special federal income tax counsel to the Company, we have examined the Registration Statement and the Indentures, which have been filed with the Commission as exhibits to the Registration Statement. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to all facts relevant to the opinion or other statements set forth herein, we have relied, without independent investigation or verification, upon certificates and oral or written representations or statements of governmental authorities, public officials, officers and representatives of the Company.

Our opinion is also based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued or proposed thereunder, published Revenue Rulings and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinion is based. In addition, there can be no assurance that positions contrary to those stated herein may not be asserted by the Internal Revenue Service (the “IRS”).

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

LDK Solar CO., Ltd.

July 2, 2015

In reaching our opinion, we have made such examination of law as we have deemed necessary or appropriate for the opinions expressed below. Further, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission. Furthermore, our opinions are based on the assumption that all parties to the documents relevant to the issuance of the Notes will comply with the terms thereof.

We have advised the Company with respect to certain federal income tax consequences in connection with the acquisition, ownership and disposition of the Notes. This advice is summarized under the heading “Taxation — Certain U.S. Federal Income Tax Considerations” in the Registration Statement. Such description does not purport to discuss all possible federal income tax ramifications of the acquisition, ownership or disposition of the Notes, but with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate in all material respects. We hereby confirm and adopt the opinions expressly set forth under the above heading in the Registration Statement as representing our opinion as to the material federal income tax consequences of the acquisition, ownership and disposition of the Notes.

The opinion expressed herein is limited as described above, and we do not express an opinion with respect to any other federal or state law or the law of any other jurisdiction, except as expressly stated herein. This letter is rendered as of the date hereof and we undertake no obligation to update this letter or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this letter is based (including the taking of any action by any party to the documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion unless we are specifically engaged to do so.

You should be aware that there is no assurance that the IRS would not challenge the conclusions set forth above. Our opinion also assumes that a court considering the question would have all facts and legal issues properly presented to it.

LDK Solar CO., Ltd.

July 2, 2015

We hereby consent to the filing of this letter as an exhibit to the Registration Statement to be filed by the Company. By such consent we do not concede that we are an “expert” for the purposes of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Sidley Austin LLP